Exhibit 5.1

June 19, 2009

Center Bancorp, Inc.
2455 Morris Avenue
Union, NJ 07083-0007

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 400,000 shares of your common stock, no par value (the “Common Stock”) to be offered pursuant to Center Bancorp, Inc. 2009 Equity Incentive Plan (the “2009 Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the 2009 Plan and such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.  In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plan will be, when issued and sold in accordance with the terms of the 2009 Plan, legally issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of New Jersey.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC